UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2019

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CNO	New York Stock Exchange
Rights to purchase Series D Junior Participating Preferred Stock		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2019, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of CNO Financial Group, Inc. approved and adopted the CNO Executive Severance Pay Plan (the “Plan”). The Plan covers the executive officers of CNO who report to the chief executive officer including chief financial officer Paul H. McDonough and named executive officers Bruce K. Baude, Eric R. Johnson and Matthew J. Zimpfer. In connection with the adoption of the Plan, the Compensation Committee approved, and each of those officers entered into, a Confidential Information and Nonsolicitation Agreement (the “Executive Agreement”) with the Company, effective August 6, 2019. The employment agreements previously entered into between each of those named executive officers and CNO (or one of its subsidiaries) have been terminated.

Under the Plan, if a participant’s employment is terminated by the Company without “Just Cause” or by the participant “With Reason” (each as defined in the Plan), then, subject to the participant’s execution of a separation agreement including a waiver and release of claims, and nondisclosure and non-solicitation provisions, the participant will be entitled to receive a lump sum cash payment equal to 1.5 times the sum of the participant’s base salary and target bonus. If the termination is a “Control Termination” (as defined in the Plan), the amount of the payment will equal two times the sum of the participant’s base salary and target bonus. In addition, the Plan provides terminated participants with outplacement assistance, financial planning and tax preparation assistance, payment for six months of medical insurance premiums, and a pro-rated payment of their Actual Bonus (as defined in the Plan) for the year of termination.
Under the Executive Agreement, the executive officer agrees during employment with CNO and for one year thereafter that the executive officer will not, directly or indirectly, (i) solicit or attempt to convert to other insurance carriers any customers or policyholders of the CNO companies or (ii) solicit for employment or employ any employees of the Company. The executive officer also agrees to maintain the confidentiality of information obtained during employment.

The foregoing descriptions of the Plan and Executive Agreements are not complete and are subject to and qualified in their entirety by the terms of the Plan and the form of Executive Agreement, as applicable, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Form 8-K and are incorporated herein by reference.

In addition, on August 6, 2019, CNO entered into an Amended and Restated Employment Agreement (the “Amended CEO Agreement”) with chief executive officer Gary C. Bhojwani. Under the Amended CEO Agreement, (i) if his employment is terminated by the Company without “Just Cause” or by him “With Reason” (each as defined in the Amended CEO Agreement), then he would be entitled to receive a lump sum cash payment equal to two times the sum of his base salary and target bonus (previously such payment would have been equal to one times the sum of his base salary and target bonus) and would be entitled to outplacement assistance and financial planning and tax preparation assistance. The Compensation Committee approved these changes to align the CEO’s employment agreement with current market practices and the amounts that would be payable to other CNO executive officers upon termination (as provided in the Plan). The foregoing description is qualified in its entirety by the terms of the Amended CEO Agreement, which is filed as Exhibit 10.3 to this Form 8-K and is incorporated herein by reference.

Item 8.01.	Other Events.

Also, on August 6, 2019, (i) executive officers Yvonne K. Franzese and Rocco F. Tarasi III each entered into the Executive Agreement with the Company, (ii) Ms. Franzese terminated her prior employment agreement with the Company and (iii) segment presidents Scott L. Goldberg, Michael D. Heard and Joel H. Schwartz each entered into a Confidential Information, Noncompetition and Nonsolicitation Agreement with the Company, the form of which is attached hereto as Exhibit 10.4.

Item 9.01(d).	Financial Statements and Exhibits.

The following materials are furnished as exhibits to this Current Report on Form 8-K:

10.1	Executive Severance Pay Plan
10.2	Form of Confidential Information and Nonsolicitation Agreement
10.3	Amended and Restated Employment Agreement dated as of August 6, 2019 between the Company and Gary C. Bhojwani
10.4	Form of Confidential Information, Noncompetition and Nonsolicitation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: August 8, 2019
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer

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